                                                                   EXHIBIT 10.73

(LOGO)
BROOKS, HOUGHTON & COMPANY, INC.
444 Madison Avenue - 25th Floor - New York, NY 10022 - Telephone: 212-753-1991
- Facsimile: 212-753-7730
-------------------------------------------------------------------------------

BY EMAIL AND POST
Confidential

July 9, 2003

Mr. Steve Michael
President
Invisa Inc.
4400 Independence Court
Sarasota, FL  34234

Dear Steve:

This letter ("Agreement") sets forth the terms by which Invisa Inc. (the "Company" or "Invisa") will protect and compensate Brooks, Houghton & Company, Inc. ("BHC") on all groups that BHC introduces to the Company with the intent of purchasing debt or equity securities (the "Placement Transaction") of Invisa in conjunction with a private placement or in connection with the identification of and agreement with a strategic alliance partner acceptable to the Company. All fees are contingent upon the financing closing and funding. Invisa shall have sole discretion to accept or reject any financing introduced or proposed by BHC. The fees payable to BHC are aggregate fees and, to the extent Invisa is obligated to pay transaction fees to others as a result of the same transaction, shall be split among the various parties entitled to participate therein. Fees shall be paid in the same manner as the underlying consideration/proceeds received by Invisa

FINANCING

If a Placement Transaction is consummated, the Company will pay in full to BHC a "Placement Fee" in cash at the initial and all subsequent closing(s) of the Placement Transaction as follows:

         a. Upon the placement of all forms of equity, including shares of preferred stock, BHC will be paid a placement fee of 7% of the total value of the placement received by Invisa. The "total value of the placement" shall mean the total amount of proceeds received from the purchasers of the equity sold in such Placement Transaction.

         b. Upon placement of all forms of senior or subordinated term debt, BHC will be paid a placement fee of 5% of the proceeds as received by Invisa.

         c. Upon the placement of bank or finance company working capital lines of credit, BHC will be paid a placement fee of 1.5% of the total value of the placement.

Additionally, at the closing of a Placement Transaction for equity or senior or subordinated debt arranged by BHC, the Company shall grant to BHC five-year warrants (the "Warrants") to purchase a number of shares of the Company's equity equal to 3% of the total value of the placement relating to the Placement Transaction (i.e. (3% X Total Value of the Placement)/ current price per share = number of shares covered by warrant). The Warrants shall have an exercise price equal to 105% of the price per share of the Company's equity expressly or implicitly paid by investors associated with the corresponding Placement Transaction.

Date:    July 9, 2003
Page:    2
Re:      Invisa Agreement Letter


STRATEGIC ALLIANCE

In the event that BHC makes an initial introduction of the Company to a potential strategic partner, or if BHC materially advances (with the Company's prior written consent and acknowledgement for compensation) discussions already begun by the Company to a strategic partner prospect then the Company hereby agrees to pay to BHC a cash fee of 3.0% of the Transaction Value up to $30 million and 2% of the Transaction Value from $30 million to $50 million and 1% over $50 million.

"Transaction Value" shall equal the total consideration paid or received and to be paid or received (which shall be deemed to include amounts paid into escrow) in connection with a strategic alliance including, without limitation: (i) cash;
(ii) notes, securities, and other property valued at the "fair market value" thereof; (iii) liabilities, including all debt assumed less target's cash balance on the closing date; and (iv) payments to be made in installments ( as received). For purposes of this definition, "fair market value" of (a) notes or securities that are traded in an established public market shall be determined on the basis of the closing market price on the last trading day prior to the public announcement of such strategic alliance and (b) notes or securities that have no established public market or consideration that consists of other property shall be the fair market value thereof on the date of delivery thereof as determined in good faith by the board of directors of the Company and the Advisor. Transaction Value shall not include amounts paid under covenants not to compete, salaries, employment termination payments or royalties. In the event of a license, joint venture of similar arrangement where Invisa is required to perform an ongoing service or provide a product, the Transaction Value shall not include the associated fully loaded cost of the product or service sold or provided by Invisa (.ie. Transaction Value is adjusted for associated costs)) for a maximum term of five years.

Any portion of any strategic alliance fee attributable to that part of Transaction Value that is contingent upon the occurrence of any future event (including amounts paid into escrow) shall be paid by the Company to Advisor upon the receipt or payment, as applicable, of such Transaction Value. The fee to be paid to BHC hereunder for any Transaction Value, which is received by Invisa other than in cash, may be paid by Invisa in the same form as and when received by Invisa.

OTHER TERMS AND CONDITIONS

1. Termination and Fees Earned. This Agreement shall be for a period of three (3) months from the date of execution of this Agreement and thereafter will be subject to a 30 day termination notice by either party. Notwithstanding the foregoing, it is agreed that the compensation provisions will survive any such termination. In the event that this Agreement terminates and no closing of the Placement occurs, BHC will be entitled, subject to the provisions of this paragraph, to any Placement Fee and Warrants with respect to any financing transaction (whether equity, debt or a combination) with any investor that was contacted by BHC during the term of this agreement with the consent of the Company for the purposes of the Placement and that is consummated within twelve
(12) months following the termination of this Agreement.

2. Due Authorization. Each of the parties represents that it is duly authorized to execute this Agreement.


                                                              ----        ------

Date:    July 9, 2003
Page:    3
Re:      Invisa Agreement Letter


3. Expenses. Invisa agrees to reimburse BHC monthly for all reasonable, documented out-of-pocket expenses incurred in connection with providing the services outlined in this Letter Agreement. BHC shall not incur expenses, including expenses of third party service providers, which exceed $500 per month without Invisa's prior written approval.

4. Indemnification. Because BHC will be acting on behalf of Invisa, Invisa and BHC agree to the indemnification provision (the "Indemnification Provision") attached to this Agreement as Annex A and incorporated herein in its entirety.

5. Arbitration. Notwithstanding anything to the contrary contained herein, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration under the rules of the American Arbitration Association.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Brooks, Houghton & Company, Inc. the enclosed duplicate of this Letter Agreement.

It is a distinct privilege to be working with you on this important project. We look forward to developing a long term and mutually successful relationship with your company.

Sincerely yours,

BROOKS, HOUGHTON & COMPANY, INC. and BROOKS, HOUGHTON SECURITIES, INC.

By:      /s/ Gerald Houghton                    Dated:  July 9,2003
    ---------------------------------------             ----------------------
Name:     Gerald Houghton                       Title:  President
      -------------------------------------             ----------------------

By:      /s/ Kevin Centofanti                   Dated:  July 9, 2003
    ---------------------------------------             ----------------------
Name:     Kevin Centofanti                      Title:  Executive Director
      -------------------------------------             ----------------------


Agreed and Accepted by

INVISA INC.

By:       /s/ Stephen A. Michael, President     Dated:  July 9, 2003
    ---------------------------------------             ----------------------
Name:   Steve Michael                                   Title:  President
      -------------------------------------                     --------------


                                                            ----        ------

Date:    July 9, 2003
Page:    4
Re:      Invisa Agreement Letter



                                     ANNEX A

                            INDEMNIFICATION PROVISION

Invisa Inc. ("Invisa" or the "Company") agrees to indemnify and hold harmless Brooks, Houghton & Company, Inc., and its affiliates, Private Corporate Advisors, Inc., Brooks Houghton Securities, Inc., (collectively "BHC") and their respective directors, officers, employees, agents and each such person or entity, if any, who controls BHC or any of its affiliates within the meaning of the Securities Exchange Act of 1934 (BHC and all above-described entities or persons being an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, and expenses whatsoever, joint or several (including all reasonable fees of counsel and other expenses incurred by an Indemnified Party in connection with the preparation for or defense of any claim, action, or proceeding, whether or not resulting in liability), as incurred, to which such Indemnified Party may become subject under any applicable Federal or state law, or otherwise, relating to or arising out of any proposed or consummated transaction covered by the Letter Agreement, except that the Company will not be liable hereunder to the extent that any loss, claim, damage, liability or expense in the event of the Indemnified Party's negligence or malfeasance in the performance of its services described in the Letter Agreement.

The Company and BHC agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is finally judicially determined to be unavailable (except by reason of the negligence or malfeasance of BHC or its controlling person, directors, officers, employees or agents, as the case may
be), then the Company and BHC shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportions as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and BHC on the other hand, in connection with the transaction to which such indemnification or reimbursement relates, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by BHC exceed the amount of the fees actually received by BHC hereunder. In connection with any claim for contribution, Invisa agrees that it shall not require BHC to contribute any amount in excess of the amount of fees received by BHC pursuant to this Letter Agreement.

Invisa and BHC mutually agree to notify each other promptly of the assertion against it or any other person of any claim or the commencement of any action, proceeding or investigation relating to any activity or transaction contemplated by this Letter Agreement.

If any Indemnified Party is entitled to indemnification under this Annex A with respect to any action or proceeding, the Company shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Party. Upon assumption by the Company of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in such action or proceeding and to retain its own counsel but the Company shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) the Company has agreed to pay such fees and expenses, (ii) the Company shall have failed to employ counsel reasonably satisfactory to the Indemnified Party in a timely manner, or (iii) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between the Company and the Indemnified Party, including situations in which there are one or more legal


                                                              ----        ------

Date:    July 9, 2003
Page:    5
Re:      Invisa Agreement Letter

defenses available to the Indemnified Party that are different from those available to the Company, provided, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, including BHC, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. The Company shall not be liable for any indemnification hereunder with respect to any settlement, compromise or consent to the entry of any judgment in any pending claim, action or proceeding affected without its consent, which consent shall not be unreasonably withheld.

The Company agrees that, without an Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any commenced or threatened claim, action, proceeding or investigation in respect of which indemnification could be sought under the indemnification provisions of the Letter Agreement (whether or not BHC or any other Indemnified Party is an actual or potential party to such claim, action, proceeding or investigation).



                                                              ----        ------